Exhibit 99.1

Press Release
June 19, 2009	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Provides Second Quarter Earnings Guidance

FORT WAYNE, INDIANA, June 19, 2009— Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided its outlook for the second quarter of 2009. Steel Dynamics now anticipates a small loss of $0.10 to $0.15 per diluted share in the second quarter after taking into account the recent issuance of common stock and convertible securities. The effect of the increase in share count in calculating diluted earnings per share for the second quarter is predominantly offset by certain expenses related to the repayment of our term loan in June, resulting in little impact on diluted per-share earnings this quarter.

The company had provided qualitative guidance in April suggesting the possibility of improving results in the second quarter, indicating that the second quarter could be close to breakeven, possibly showing a small loss or a small profit. The expected small loss in the second quarter marks an improvement compared to a reported first-quarter loss of $0.48 per diluted share.

“As we expected early in the quarter, we have experienced some improvement in flat-roll steel order entry and shipping volumes as the quarter progressed while, at the same time, pricing continued to erode,” said Keith Busse, Chairman and CEO. “I do believe, though, that flat-roll pricing has finally bottomed and is currently moving higher. Our principal weakness in steel operations remains at our Structural and Rail Division, with our other steel operations experiencing steady or improving results. On balance, we expect our steel operations to produce a small operating profit in the second quarter while operating at a quarterly utilization rate of about 50 percent. Our metals recycling operations are now expected to produce a small second-quarter operating loss, although showing month-to-month improvement and an expected profit for the month of June.

“Regarding costs, we have benefitted from consuming lower-cost scrap at our steel mills during the quarter. We are, at all of our operations, exercising tight cost control, implemented successfully through the cooperation, support, and ideas of our dedicated employees. During the first half of this year we have right-sized the workforce at OmniSource operations by approximately 20 percent based on a review of the ongoing staffing levels required to maintain future operating volumes and customer service.

“The outlook for the remainder of the year remains uncertain, but is improving, as demand is strengthening for some of our steel products and recycled metals. We now expect to be profitable in the third and fourth quarters of 2009 assuming only a modest increase in production volume. Steel Dynamics is in an excellent position to take advantage of any improvement in order flow in the second half as our operations are poised to increase production rates. Our production facilities are in top-notch operating condition with adequate raw materials on hand or available, and our trained workforce is ‘at the ready’,” Busse said.

Forward-Looking Statements

This press release contains some statements that express the company’s opinions, expectations or projections regarding future events or future results, in contrast with statements that reflect historical facts.  These predictive statements, which are generally preceded or accompanied by such conditional words as “anticipate,” “intend,” estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may, “should” or “could,” are intended to operate as “forward looking statements” of the kind permitted by the Private Securities Litigation Reform Act of 1995.  That legislation protects such predictive statements by creating a “safe harbor” from liability in the event that a particular prediction does not turn out as anticipated.

Forward looking statements are not guarantees of future performance, and one should not place undue reliance on such statements.  Forward looking statements speak only as of the date of their release and are subject to many uncertainties, many of which are outside of our control, that could cause actual results to differ materially from those that were anticipated.

Some, but not necessarily all, of the factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  cyclical changes in supply and demand affecting steel and scrap metal prices and consumption; increased price competition affecting sales or margins; excess domestic or global steelmaking capacity and imports of low priced steel; the duration and continued effects of a prolonged economic recession upon general industrial activity and upon the demand for our products;  difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com